State of Delaware
Secretary of State
Division of Corporations
Delivered 03:46 PM 02/28/2012
FILED 03:02 PM 02/28/2012
SRV 120243200 5116241 FILE

CERTIFICATE OF FORMATION
OF
WESTHAWK MINERALS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the "Limited Liability Company") Westhawk Minerals LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Executed on February 28, 2012.

Arthur Amron, Authorized Person

Prepared by: CS
Requested by: P. Jacobi